August 13, 2026
Stem, Inc.
1400 Post Oak Boulevard, Suite 560
Houston, Texas 77056
Re:    Stem, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Stem, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of up to 425,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). The Shares subject to the Registration Statement are reserved for issuance pursuant to future awards under the Stem, Inc. Second Amended and Restated 2024 Equity Incentive Plan (the “Plan”).
In arriving at the opinions expressed below, I have examined the originals, or photostatic or certified copies, of such records of the Company and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. We have also assumed that there are no agreements or [SL2.1]understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigations, on which I have relied in issuing the opinion expressed below.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
I render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). I am not admitted to practice in the State of Delaware; however, I am generally familiar with the DGCL as currently in effect and have made such inquiries as I consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
I consent to the filing of this opinion as an exhibit to the Registration Statement

Very truly yours,
/s/ Saul R. Laureles
Saul R. Laureles
Chief Legal Officer and Corporate Secretary